Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports First Quarter 2021 Results

BATON ROUGE, Louisiana -- (April 27, 2021) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2021.  The Company also paid a regular quarterly cash dividend of $0.275 per share of common stock during the first quarter.

FIRST QUARTER 2021 SUMMARY

•	Revenues decreased 2.6% to $278.4 million versus $285.9 million a year ago.
•

Net income was $4.2 million compared to a net loss of $(37.0) million a year ago. Included in the first quarter 2020 net loss was a $62.0 million pre-tax non-cash goodwill impairment charge. Excluding the impairment charge, net income was $10.8 million a year ago.  The effective income tax rate was 27.1% in the first quarter of 2021 and 21.9% in the first quarter of 2020.  Excluding the impairment charge, the effective income tax rate was 26.2% a year ago.

•	Adjusted EBITDA decreased 16.2% to $83.2 million in the first quarter of 2021 compared to $99.2 million a year ago, yielding a margin of 29.9% of revenues compared to 34.7% a year ago.
•

Total equipment rental revenues for the first quarter of 2021 were $156.2 million, a decrease of $18.3 million, or 10.5%, compared to $174.5 million a year ago. Rental revenues for the first quarter of 2021 were $139.9 million, a decrease of approximately $18.7 million, or 11.8%, compared to $158.6 million in the first quarter of 2020.

•	New equipment sales increased 22.3% to $37.7 million in the first quarter of 2021 compared to $30.9 million a year ago.
•	Used equipment sales increased 33.8% to $41.8 million in the first quarter of 2021 compared to $31.2 million a year ago.
•	Gross margin was 33.4% compared to 36.9% a year ago. The decrease in gross margin was largely the result of lower rental gross margins and revenue mix.
•

Total equipment rental gross margins were 37.4% in the first quarter of 2021 compared to 41.3% a year ago.  Rental gross margins were 42.1% in the first quarter of 2021 compared to 46.1% last year.  The decrease was primarily due to lower rates and time utilization.  Margins in the first quarter of 2021 were also negatively impacted due to lower revenues associated with an additional billing day in the prior year quarter on February 29, 2020.

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

•

Average time utilization (based on original equipment cost) was 63.5% compared to 64.3% a year ago.  The size of the Company’s rental fleet based on original acquisition cost decreased 8.4% from a year ago, to $1.8 billion.

•	Average rental rates decreased 4.0% compared to a year ago and declined 0.2% sequentially.
•	Dollar utilization was 32.0% in the first quarter of 2021 compared to 33.1% a year ago.
•	Average rental fleet age at March 31, 2021, was 41.5 months compared to an industry average age of 52.5 months.
•	Opened two new branches in the first quarter of 2021: Lodi, CA (Stockton and Central Valley area) and Concord, NC (North Charlotte area).
•	Paid regular quarterly cash dividend of $0.275 per share of common stock.
•	Accrued expense of $1.0 million for litigation loss contingency in SG&A.

Brad Barber, H&E Equipment Services, Inc.’s chief executive officer, said, “We are optimistic about our opportunities this year as our rental metrics are steadily improving.  On a year-over-year basis, physical utilization surpassed early March 2020 levels, which was before our business incurred any significant impact from COVID-19.  Further, physical utilization is currently averaging considerably higher than a year ago.  We are pleased to see rental rates stabilize and expect continued improvement as we progress into stronger seasonal quarters.”

Barber continued, “Additionally, used equipment prices have improved, which indicates to us a healthy balance in equipment within the markets we serve.  Forward-looking industry indicators like the ABI and DMI have also shown solid improvement in recent months.  We believe our exposure to a very wide range of project types in the non-residential construction markets as well as our expansive service footprint in high-growth geographies positions us very well to benefit from these improving trends.”

Barber added, “Our financial results for the quarter were impacted by the historic winter storm in February, which significantly disrupted the on-rent momentum we had been building.  Approximately 40% of our locations were closed for nearly a week and several areas within our footprint were without power and water for weeks.  The forward momentum in our business has since resumed.  Total revenues in the first quarter were only down 2.6%, or $7.5 million, from a year ago.  Adjusted EBITDA decreased 16.2%, or $16.0 million, and margins were 29.9% compared to 34.7% a year ago.  Margins were negatively impacted by revenue mix as higher margin rental revenues and parts and service sales decreased while revenues from our lower margin distribution business increased compared to a year ago.”

Barber concluded, “We remain extremely focused on executing our growth strategy.  During the first quarter we opened two new branches and thus far in the second quarter, five new locations began serving customers.  With seven new locations opened year-to-date, I am very pleased with the progress we have made toward our stated goal of eight-to-ten new branches in 2021.  We also continue to explore opportunities to deploy capital for acquisitions in the general rental and specialty segments that will further expand our geographic scale and product offerings.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2021:

Revenue

Total revenues decreased 2.6% to $278.4 million in the first quarter of 2021 from $285.9 million in the first quarter of 2020.  Total equipment rental revenues decreased 10.5% to $156.2 million compared to $174.5 million in the first quarter of 2020. Rental revenues decreased 11.8% to $139.9 million compared with $158.6 million in the first quarter of 2020.  New equipment sales increased 22.3% to $37.7 million compared to $30.9 million a year ago.  Used equipment sales increased 33.8% to $41.8 million compared to $31.2 million a year ago.  Parts sales decreased 14.0% to $25.6 million compared to $29.8 million a year ago.  Service revenues decreased 13.7% to $14.5 million compared to $16.8 million a year ago.

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

Gross Profit

Gross profit decreased 11.8% to $93.0 million from $105.5 million in the first quarter of 2020.  Gross margin was 33.4% for the first quarter ended March 31, 2021, as compared to 36.9% for the first quarter ended March 31, 2020.  On a segment basis, gross margin on total equipment rentals was 37.4% in the first quarter of 2021 compared to 41.3% in the first quarter of 2020.  Rental margins were 42.1% in the first quarter of 2021 compared to 46.1% last year.  On average, rental rates were 4.0% lower than rates in the first quarter of 2020.  Time utilization (based on original equipment cost) was 63.5% in the first quarter of 2021 compared to 64.3% a year ago.  Also, the prior year comparable period included an additional billing day as a result of leap year on February 29, 2020.  Gross margins on new equipment sales were 11.4% in the first quarter of 2021 compared to 11.2% a year ago.  Gross margins on used equipment sales were 32.1% compared to 34.5% a year ago.  Gross margins on parts sales were 26.8% in the first quarter of 2021 compared to 26.4% a year ago.  Gross margins on service revenues were 67.6% for the first quarter of 2021 compared to 67.1% in the first quarter of 2020.

Rental Fleet

At the end of the first quarter of 2021, the original acquisition cost of the Company’s rental fleet was $1.8 billion, which is an 8.4%, or $161.0 million, decrease from the end of the first quarter of 2020.  Dollar utilization for the first quarter of 2021 was 32.0% compared to 33.1% for the first quarter of 2020.

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2021 were $74.0 million compared with $79.6 million in the prior year, a $5.7 million, or 7.1%, decrease.  SG&A expenses in the first quarter of 2021 as a percentage of total revenues were 26.6% compared to 27.8% a year ago.  Employee salaries, wages, payroll taxes and related employee benefits, and other employee related expenses decreased $3.4 million, primarily as a result of lower commissions and incentive pay combined with headcount reductions, decreases in health insurance costs and workers compensation costs, and other employee cost reductions implemented subsequent to the first quarter of 2020 in response to COVID-19’s impact to the Company’s business.  Bad debt expense decreased $1.3 million and liability insurance expense decreased $0.9 million.  Legal and professional fees decreased $0.6 million. Partially offsetting these decreases was a $1.0 million increase in accrued litigation loss contingencies.  Approximately $2.2 million of SG&A expenses were attributable to Greenfield branch expansions compared to a year ago.

Income (Loss) from Operations

Income from operations for the first quarter of 2021 was $18.5 million, or 6.6% of revenues, compared to a loss from operations of $(31.9) million a year ago.  Included in loss from operations for the first quarter of 2020 was a $62.0 million non-cash goodwill impairment charge.  Excluding the impairment charge, income from operations was $30.1 million, or 10.5% of revenues, a year ago.  Income from operations for the first quarter of 2021 included gain on sales of property and equipment of $0.2 million compared to $4.3 million a year ago, a decrease of $4.1 million.

Interest Expense

Interest expense was $13.4 million for the first quarter of 2021 compared to $16.0 million a year ago.

Net Income (Loss)

Net income was $4.2 million, or $0.11 per diluted share, in the first quarter of 2021 compared to a net loss of $(37.0) million, or ($1.03) per share, in the first quarter of 2020.  The effective income tax rate was 27.1% in the first quarter of 2021 and 21.9% in the first quarter of 2020. Excluding the impairment charge, net income was $10.8 million, or $0.30 per diluted share, in the first quarter of 2020.  On an adjusted basis, the effective income tax rate was 26.2% in the first quarter of 2020.

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

Adjusted EBITDA

Adjusted EBITDA for the first quarter of 2021 decreased 16.2% to $83.2 million compared to $99.2 million in the first quarter of 2020.  Adjusted EBITDA as a percentage of revenues was 29.9% compared with 34.7% in the first quarter of 2020.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below.  Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter 2021 results today, April 27, 2021 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 877-317-6789 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on April 27, 2021, and will continue through May 4, 2021, by dialing 877-344-7529 and entering the confirmation code 10153911.

The live broadcast of H&E Equipment Services, Inc.’s quarterly conference call will be available online at www.he-equipment.com on April 27, 2021, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 104 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment, and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) material handling equipment.  By providing equipment rental, sales, on site parts, repair services, and maintenance functions under one roof, the Company is a one-stop provider for its customers' varied equipment needs.  This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal, and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of construction or infrastructure projects, supply chain

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19); (4) trends in oil and natural gas could adversely affect the demand for our services and products; (5) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Equipment rentals	$156,224	$174,519
New equipment sales	37,745	30,873
Used equipment sales	41,766	31,218
Parts sales	25,612	29,769
Service revenues	14,510	16,822
Other	2,588	2,721
Total revenues	278,445	285,922

Cost of revenues:
Equipment rentals
Rental depreciation	55,349	59,986
Rental expense	25,688	25,569
Rental other	16,723	16,805
	97,760	102,360
New equipment sales	33,442	27,426
Used equipment sales	28,365	20,438
Parts sales	18,747	21,903
Service revenues	4,697	5,540
Other	2,431	2,772
Total cost of revenues	185,442	180,439

Gross Profit	93,003	105,483

Selling, general, and administrative expenses	73,953	79,624
Merger and other	737	40
Gain on sales of property and equipment, net	(154)	(4,264)
Impairment of goodwill	-	61,994

Income (Loss) from Operations	18,467	(31,911)

Interest expense	(13,443)	(16,030)
Other income, net	667	630
Income before provision (benefit) for income taxes	5,691	(47,311)

Provision (benefit) for income taxes	1,540	(10,343)

Net Income (Loss)	$4,151	$(36,968)

NET INCOME (LOSS) PER SHARE:
Basic – Net income (loss) per share	$0.11	$(1.03)
Basic – Weighted average number of common shares outstanding	36,185	35,965
Diluted – Net income (loss) per share	$0.11	$(1.03)
Diluted – Weighted average number of common shares outstanding	36,387	35,965
Dividends declared per common share	$0.275	$0.275

H&E EQUIPMENT SERVICES, INC.

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	March 31,	December 31,
	2021	2020
Cash	$322,545	$310,882
Rental equipment, net	1,019,462	1,028,745
Total assets	2,054,483	1,980,484
Total debt (1)	1,250,242	1,250,305
Total liabilities	1,820,787	1,742,251
Stockholders’ equity	233,696	238,233
Total liabilities and stockholders’ equity	$2,054,483	$1,980,484

(1)	Total debt consists of the aggregate amounts outstanding on the senior unsecured notes and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2020		2020
	As Reported	Adjustments	As Adjusted

Gross profit	$105,483	–	$105,483
Selling, general and administrative expenses	79,624	–	79,624
Impairment of goodwill	61,994	(61,994)	–
Gain on sale of property and equipment, net	4,264	–	4,264
Merger and other	40	–	40
Income (loss) from operations	(31,911)	61,994	30,083
Interest expense	(16,030)	–	(16,030)
Other income, net	630	–	630
Income (loss) before provision (benefit) for income taxes	(47,311)	61,994	14,683
Provision (benefit) for income taxes	(10,343)	14,196	3,853
Net income (loss)	$(36,968)	$ 47,798	$ 10,830

	Three Months Ended March 31,
	2020		2020
	As Reported	Adjustments	As Adjusted

NET INCOME (LOSS) PER SHARE(1)
Basic – Net income (loss) per share	$ (1.03)	$ 1.33	$ 0.30
Basic – Weighted average number of common shares outstanding
	35,965	35,965	35,965
Diluted – Net income (loss) per share	$ (1.03)	$ 1.32	$ 0.30
Diluted – Weighted average number of common shares outstanding
	35,965	36,082	36,082

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended March 31,
	2021	2020

Net Income (loss)	$4,151	$(36,968)
Interest Expense	13,443	16,030
Provision (benefit) for income taxes	1,540	(10,343)
Depreciation	62,294	67,424
Amortization of intangibles	993	1,010

EBITDA	$82,421	$37,153

Merger and other	737	40
Impairment of goodwill	-	61,994

Adjusted EBITDA	$83,158	$99,187

- MORE -

H&E Equipment Services Reports First Quarter 2021 Results

April 27, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended March 31,
	2021	2020
RENTAL REVENUES
Equipment rentals(1)	$139,941	$158,618
Rentals other	16,283	15,901
Total equipment rentals	156,224	174,519

RENTAL COST OF SALES
Rental depreciation	55,349	59,986
Rental expense	25,688	25,569
Rental other	16,723	16,805
Total rental cost of sales	97,760	102,360

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	58,904	73,063
Rentals other	(440)	(904)
Total rental revenues gross profit	$58,464	$72,159

RENTAL REVENUES GROSS MARGIN
Equipment rentals	42.1%	46.1%
Rentals other	-2.7%	-5.7%
Total rental revenues gross margin	37.4%	41.3%

(1)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

- END -